PRESS RELEASE

April 14, 2004

(10:00 am for Immediate Release)

Chemung Financial Reports 1st Quarter Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported first quarter unaudited net income of $2.164 million vs. year-earlier results of $2.026 million, an increase of 6.8%. Earnings per share for the quarter totaled $0.57 as compared with $0.53 a year ago, an increase of 7.5% on approximately 34,000 fewer average shares outstanding. Total assets at March 31, 2004 were $758 million, compared to $753 million at March 31, 2003.

In a prepared statement released this morning, Jan P. Updegraff, President & CEO, stated:

"While the interest rate environment and lower average loan balances continued to put pressure on net interest income and margin, this issue was offset by a lower provision for loan loss expense, higher non-interest income and a reduction in operating expenses.

Average earning assets increased $10.6 million or 1.5% when compared to first quarter 2003 averages. Net interest income, however, decreased $113 thousand as the margin declined 15 basis points from 3.86% in the first quarter of last year to 3.71% in the first quarter of 2004. Our provision for loan loss expense declined to $500 thousand compared to $600 thousand in the first quarter of last year. During the prior two years, we had significantly increased our allowance for loan losses through increased provisions for loan loss expense in response to continuing loan quality issues. The reduction in the first quarter provision as compared to last year reflects the fact that we are beginning to see our total non-performing loans stabilize, and we see some positive indications of a more favorable business environment.

Despite a $321 thousand decrease in gains on the sale of securities, total non-interest income rose $69 thousand, primarily the result of higher fee income related to deposit services, income generated by our $1.3 billion Trust and Investment Center, and fees generated by CFS Group, Inc. Measures taken during 2003 to reduce staffing positions contributed importantly to the $162 thousand reduction in operating expenses".

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. The Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.